Certificate of Ownership

Shenzhen Hourui Xinhao Precision Technology Co., Ltd. has the right to use and the right to the buildings (located within No. 2 Industrial Zone, Hourui Village, Baoan District, Shenzhen, including one building of No. 12 industrial workshop with the building area of about 8,028 square meters and one building of No. A workers’ dormitory with a building area of about 4,330 square meters) and the corresponding premises, including the right to lease (including sublease or assignment).

Certifying entity: Hourui Community Workstation, Hangcheng Street, Baoan District, Shenzhen

Date: September 2, 2019